Exhibit 10.1

Summary Sheet of Oral Agreement with Lead Creations

The Company has an oral agreement with an online marketing and lead generation company named Lead Creations.com, LLC (“Lead Creations”).  Lead Creations provides the Company with leads on the Internet for a fixed override price plus a certain amount per lead.